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                                                                    EXHIBIT 16.1

                        [GRANT THORNTON LETTERHEAD HERE]


January 2, 2003



Mr. Jack Bunis
Audit Committee Chairman
Hi-Shear Technology Corporation
24225 Garnier Street
Torrance, California  90505


Dear Mr. Bunis:

This is to confirm that the client-auditor relationship between Hi-Shear Technology Corporation (Commission File No. 001-12810) and Grant Thornton LLP has ceased.

Very truly yours,


/s/ Grant Thornton LLP

GRANT THORNTON LLP

cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         Mail Stop 11-3
         450 Fifth Street, N.W.
         Washington, D.C. 20549





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